Exhibit 23.2

Consent of Independent Public Accounting Firm

We consent to the use of our report dated July 21, 2006, with respect to the consolidated balance sheets of Intentia International AB (publ) as of December 31, 2004 and 2005, and the related consolidated income statement, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2005, incorporated by reference herein from Lawson Software’s Current Report on Form 8-K/A filed July 21, 2006 and to the reference to our firm under the heading “Experts” in the prospectus.

Stockholm August 2, 2007
/s/ KPMG Bohlins
AB